EXHIBIT 99.1

CB Financial Services, Inc. Suspends Stock Repurchase Program

WASHINGTON, Pa., March 19, 2020 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (the “Company”) (NASDAQ: CBFV), the holding company for Community Bank, announced today that it has joined other banking institutions in suspending its stock repurchase program.  The program has been suspended until further notice.  To date, the Company has repurchased 69,966 shares totaling $2.0 million of the $5.0 million authorized for repurchase under the program.

Barron P. “Pat” McCune, Jr., President and Chief Executive Officer, said, “Given the evolving economic circumstances surrounding the COVID-19 coronavirus pandemic, our Board of Directors has determined to suspend the stock repurchase program so as to preserve the Company’s excess capital to support Community Bank’s business of providing financial services to its customers and communities.”

About CB Financial Services, Inc.

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates twenty offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, seven offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary.  For more information about CB Financial Services, Inc. and Community Bank, visit our website at www.communitybank.tv.

Forward Looking Statements

This press release contains certain forward-looking statements about the stock repurchase program.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include delays in completing the proposed repurchase program, changes in the interest rate environment, changes in the market price of the Company’s common stock, changes in the general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and Community Bank, changes in the securities markets, and other factors disclosed in the Company’s periodic filings with the Securities and Exchange Commission.

Contact:
Barron P. “Pat” McCune, Jr.
President and Chief Executive Officer
Phone: (724) 225-2400